UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 24, 2018

Viking Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37355	46-1073877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12340 El Camino Real, Suite 250, San Diego, California 92130

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 704-4660

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On May 25, 2018, Viking Therapeutics, Inc. (the “Company”) entered into an Office Lease (the “Lease”) with Kilroy Realty, L.P. (the “Landlord”). The Lease is for approximately 7,149 rentable square feet of space located at 12340 El Camino Real, Suite 250, San Diego, California 92130 (the “Premises”). The Premises will continue to be the Company’s corporate headquarters.

The Lease will commence on November 1, 2018 and will expire on January 31, 2022, unless terminated earlier in accordance with the terms of the Lease (the “Term”). Monthly base rent payments due under the Lease for the Premises will be $26,808.75, subject to annual increases of 3.0% during the term of the Lease. The Company is also responsible for certain other costs under the Lease, including electricity and utility expenses and certain repair and maintenance obligations.

The Lease also contains customary default provisions allowing the Landlord to terminate the Lease if the Company fails to cure certain breaches of its obligations under the Lease within a specified period of time. In addition, the Company will be obligated to indemnify the Landlord for certain losses incurred in connection with the Company’s use and occupancy of the Premises.

The Lease provides the Company with an option to extend the term of the lease for a period of three years beyond the Term. If the option is exercised, the renewal term will be upon the same terms and conditions as the original Term, except that the base rent will be equal to the prevailing market rate as determined pursuant to the terms of the Lease.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Viking Therapeutics, Inc. (the “Company”) was held on May 24, 2018. At the Annual Meeting, the Company’s stockholders elected the Class III director nominees of the Company and ratified the selection of Marcum LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2018 (together, the “Proposals”). Each Proposal is described in detail in the Company’s definitive proxy statement for the Annual Meeting that was filed with the U.S. Securities and Exchange Commission on April 6, 2018. As of April 2, 2018, the record date for the Annual Meeting, 50,933,195 shares of the Company’s common stock were issued and outstanding. The final votes on the Proposals presented at the Annual Meeting are as follows:

Proposal 1. Election of Class III Director Nominees

Brian Lian, Ph.D. and Lawson Macartney, DVM, Ph.D. were each elected as Class III directors at the Annual Meeting to serve until the Company’s 2021 Annual Meeting of Stockholders, and until his respective successor is duly elected and qualified. The final voting results were as follows:

Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
Brian Lian, Ph.D.	18,190,385	3,989,961	19,934,702
Lawson Macartney, DVM, Ph.D.	18,074,297	4,106,049	19,934,702

Proposal 2. Ratification of the Selection of the Company’s Independent Registered Public Accounting Firm

The Company’s stockholders ratified the selection by the Audit Committee of the Board of Directors of the Company of Marcum LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2018. The final voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
41,130,032	312,611	672,405	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viking Therapeutics, Inc.

Date: May 30, 2018	By:	/s/ Brian Lian, Ph.D.
Brian Lian, Ph.D.
President and Chief Executive Officer
(Principal Executive Officer)